MANAGEMENT AGREEMENT
                             between
          ALLIANCEBERNSTEIN GLOBAL SMALL CAP FUND, INC.
                               and
                 ALLIANCE CAPITAL MANAGEMENT L.P.


          MANAGEMENT AGREEMENT, made this 7th day of September, 2004, between ALLIANCEBERNSTEIN GLOBAL SMALL CAP FUND, INC., a
Maryland corporation (hereinafter called the "Investment
Corporation"), and ALLIANCE CAPITAL MANAGEMENT L.P., a Delaware limited partnership (hereinafter called the "Manager").

          WHEREAS, the Investment Corporation has been organized for the purpose of investing its funds in securities and desires to avail itself of the experience, sources of information, advice, assistance and facilities available to the Manager and to have the Manager perform for it various management, statistical, accounting and clerical services; and the Manager is willing to furnish such advice, facilities and services on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

          1. The Investment Corporation hereby employs the Manager to manage the investment and reinvestment of the assets of the Investment Corporation and to administer its affairs, subject to the overall supervision of the Board of Directors of the Investment Corporation for the period and on the terms as set forth herein. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations as set forth herein for the compensation provided herein.

          2. The Manager will recommend from time to time to the Board of Directors or a committee thereof a general investment program and, subject to the overall supervision of the Board of Directors of the Investment Corporation, will manage the investment and reinvestment of the assets of the Investment Corporation. Such general investment program and the implementation thereof will be in accordance with the policies and restrictions set forth in the Investment Corporation's Registration Statement under the Investment Company Act of 1940 and its Prospectus which is part of its Registration Statement under the Securities Act of 1933, and such other policies as may from time to time be adopted by the Board of Directors.

          3. The Manager will at its expense provide the Investment Corporation with management supervision and office facilities subject to the overall supervision of the Board of Directors of the Investment Corporation and shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Investment Corporation, to serve in the capacities in which they are elected. The Manager or its affiliates will also provide persons, who may be officers of the Investment Corporation, to render such clerical, accounting, administrative and other services to the Investment Corporation as the Investment Corporation may from time to time request of the Manager. Such personnel may be employees of the Manager or the Manager's affiliates. The Investment Corporation will pay to the Manager or its affiliates the cost of such personnel for rendering such services to the Investment Corporation at such rates as shall from time to time be agreed upon between the Investment Corporation and the Manger, provided that all time devoted to the investment or reinvestment of securities of the Investment Corporation shall be for the Manager's account. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such directors, officers or employees of the Manager.

Except as otherwise expressly provided above, the Investment
Corporation assumes and will pay expenses of the Investment
Corporation, including without limitation:

               (a) the fees and expenses of directors who are not affiliated persons of the Manager,

               (b) the fees and expenses of the custodian which relate to (i) the custodial function and the recordkeeping connected therewith, (ii) the providing of records to the Manager useful to the Manager in connection with the Manager's obligation to maintain the required accounting records of the Investment Corporation, (iii) the pricing of the shares of the Investment Corporation, and (iv) for mail orders, the cashiering function in connection with the issuance and redemption of the Investment Corporation's securities,

               (c) the fees and expenses of the Investment
          Corporation's transfer agent or shareholder servicing agent, which may be the custodian, which relate to (i) maintenance of each shareholder account, including all transactions in that account from regular corporate transactions or in accordance with various investment or withdrawal plans provided by the Investment Corporation, (ii) providing information with respect to dealers, if any, who participated in the sale of Investment Corporation shares, and (iii) providing information necessary in computing the amount available for a shareholder' privilege to purchase other funds managed by the Manager or any of its affiliates,

               (d) the charges and expenses of auditors,

               (e) brokers commissions and any issue or transfer taxes chargeable to the Investment Corporation in connection with its securities transactions,

               (f) all taxes and corporate fees payable by the Investment Corporation to federal, state or other governmental agencies,

               (g) the allocated portion of the fees of any trade association of which the Investment Corporation may be a member,

               (h) the cost of stock certificates representing shares of the Investment Corporation,

               (i) the fees and expenses involved in registering and maintaining registrations of the Investment
          Corporation and of its shares with the Securities and Exchange Commission,

               (j) all expenses of shareholders' and directors' meetings and of preparing and printing reports to shareholders in the amount necessary for distribution to the shareholders, and

               (k) the charges and expenses of legal counsel for the Investment Corporation in connection with legal matters relating to the Investment Corporation, including without limitation, legal services rendered in connection with the Investment Corporation's corporate existence, corporate and financial structure and relations with its shareholders, and registrations and qualifications of securities under federal law, and litigation.

          4. With respect to the Investment Corporation's portfolio securities, the Manager shall purchase such securities from or through and sell such securities to or through such persons, brokers or dealers as it shall deem appropriate. In placing orders for such purchases and sales which are being placed with brokers and dealers in accordance with a policy of seeking "best execution" of such orders, it is recognized that the Manager may give consideration to the relationships of the Manager or its parent with brokers or dealers and to research, statistical and other services furnished by brokers or dealers to the Manager or its parent for their use. No security transactions shall be executed through any broker-dealer affiliated with the Manager without the specific approval of a majority of the directors of the Investment Corporation who are not affiliated persons of the Manager.

          Notwithstanding the above paragraph, it is understood that it is desirable for the Manager to have access to supplemental research and security and economic analysis provided by brokers and of use to the Investment Corporation, even though such access may require the allocation of brokerage business to brokers who execute brokerage transactions at higher rates to the Investment Corporation than may be available from other brokers who are providing only execution service. Similarly, it is important to the Investment Corporation for the Manager to have good business relationships with broker-dealers who, in the Manager's judgment, are important block traders, or who have special knowledge of potential buyers and sellers of substantial blocks of, or who are important dealers in, securities which the Investment Corporation may wish to buy or sell. Therefore, the Manager is authorized to place orders for the purchase and sale of the Investment Corporation's securities with such brokers, subject to the review by the Board of Directors from time to time with respect to the extent and continuation of this policy. It is understood that the services provided by such brokers may also be useful to the Manager or its parent in connection with service to other clients.

          The Board of Directors may authorize the payment by the Investment Corporation of additional compensation to others for consulting services, supplemental research and security and economic analysis. Such authorization may be on the Board's own initiative or based on recommendations by the Manager. The Board may also determine to the extent permitted by generally accepted accounting principles that such payments may be charged to principal or income of the Investment Corporation as they deem appropriate depending on the purpose of such charges and the extent to which such services replace brokerage information which was previously paid for by brokerage commissions.

          5. No director, officer or employee of the Investment Corporation shall receive from the Investment Corporation any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Manager. This paragraph shall not apply to consultants and other persons who are not regular members of the Manager's staff.

          6. As compensation for the services performed and the facilities furnished by the Manager, including the services of any consultants retained by the Manager, the Investment Corporation shall pay the Manager, as promptly as possible after the last day of each month a fee, as per the annual rate of .75 of 1.00% of the first $2.5 billion, .65 of 100% of the excess over $2.5 billion up to $5 billion and .60 of 100% of the excess over $5 billion of the average daily net assets of the Investment Corporation during the month.

The amount of the fee payable for each month shall be reduced by the amount (if any) paid by the Investment Corporation for such month as compensation to officers of the Investment Corporation.

          If this Agreement becomes effective after the beginning of such quarter or is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, and shall be based on the average daily net assets of the Investment Corporation in the period from the beginning of such month to such date of termination and shall be that proportion of such daily net assets as the number of business days in such period bears to the number of business days in such month. The reduction in the fee for compensation paid to officers shall be similarly prorated. The average daily net assets of the Investment Corporation shall in all cases be based only on business days and be computed as of the time for closing of the New York Stock Exchange. Each such payment shall be accompanied by a report of the Investment Corporation prepared either by the Investment Corporation or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof. In the event that total expenses of the Investment Corporation for any fiscal year, including the Manager's compensation but excluding interest, taxes, brokerage commissions and extraordinary expenses, should exceed the lowest applicable annual expense limitation established pursuant to the statutes or regulations of any jurisdiction in which shares of the Investment Corporation are then qualified for offer and sale, the compensation due the Manager shall be reduced by the amount for such year of such excess.

          7. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder.

          8. (a) Nothing in this Agreement shall limit or restrict the right of any of your employees or any of the Directors of Alliance Capital Management Corporation, general partner, who may also be a director, officer or employee of the Investment Corporation to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

             (b) You will notify us of any change in the general partners of your partnership within a reasonable time after such change.

          9. As used in this Agreement, the terms "security" and "net assets", defined in Article Eighth of the Articles of Incorporation of the Investment Corporation, shall have the meanings ascribed to them therein; and the terms "assignment" and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) (4) and 2(a) (42), respectively, of the Investment Company Act of 1940.

          10. This Agreement shall terminate automatically in the event of its assignment.

          11. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Board of Directors of the Investment Corporation or by vote of a majority of the outstanding voting securities of the Investment Corporation by written notice given not less than 60 days prior to the termination date addressed to the Manager at its principal place of business; and (b) by the Manager on any January by written notice given not less than sixty days prior to such January 1 addressed to the Investment Corporation at its principal place of business.

          12. This Agreement shall be submitted for approval to the Board of Directors of the Investment Corporation annually. This Agreement shall continue in effect only so long as its continuance is specifically approved annually by the Board of Directors of the Investment Corporation or by vote of a majority of the outstanding voting securities of the Investment Corporation. In either case, the vote of a majority of the directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of either party to the Agreement cast in person at a meeting called for the purpose of voting on such approval is also required.

          13. This Agreement shall become effective on the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.



                              ALLIANCEBERNSTEIN GLOBAL SMALL
                                CAP FUND, INC.





                              By:
                                  ---------------------------
                                  Name:
                                  Title:




Accepted:  As of July 22, 1992, as amended September 7, 2004



Alliance Capital Management L.P.



By Alliance Capital Management Corporation, its general partner



By:
    --------------------------
    Name:
    Title:





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